Exhibit 99.2

Preliminary Offering Memorandum Excerpts

We are a leading global information and media company providing essential integrated marketing and media measurement information, analytics and industry expertise to clients across the world. In addition, our trade shows, online media assets and publications occupy leading positions in a number of their targeted end markets. Through our broad portfolio of products and services, we track sales of consumer products each year, report on television viewing habits in countries representing more than 60% of the world’s population, measure internet audiences and produce trade shows and print publications. In 2007, we generated revenue of $4,707 million and Covenant EBITDA (as defined in the 2007 10-K) of $1,304 million, and for the twelve months ended September 30, 2008 we generated revenue of $5,056 million and Covenant EBITDA (as defined in the third quarter 2008 10-Q) of $1,356 million.

Our Consumer Services segment provides critical consumer behavior information and analysis primarily to businesses in the consumer packaged goods industry. Nielsen is a global leader in retail measurement services and consumer household panel data. Our extensive database of retail and consumer information, combined with advanced analytical capabilities, yields valuable strategic insights and information that influence our clients’ critical business decisions such as enhancing brand management strategies, developing and launching new products, identifying new marketing opportunities and improving marketing return on investment.

Our Media segment provides measurement information for multiple media platforms, including broadcast and cable television, motion pictures, music, print, the internet and mobile telephones. Nielsen is the industry leader in U.S. television audience measurement, and our measurement data is widely accepted as the “currency” in determining the value of programming and advertising opportunities on U.S. television. Our Media segment measures the size and demographic composition of television audiences in 30 countries worldwide.

Our Business Media segment is a market-focused provider of integrated information and sales and marketing solutions. Through a multi-channel approach consisting of trade shows, online media assets and publications, Business Media offers attendees, exhibitors, readers and advertisers the insights and connections that assist them in gaining a competitive edge in their respective markets.

Our business generates a stable and predictable revenue stream and is characterized by long-term client relationships, multi-year contracts and high contract renewal rates related to marketing and media measurement services. Advertising across our segments represented only 4% of our total revenue in 2007 and 3% of total revenue in the nine months ended September 30, 2008. We serve a global client base across multiple end markets including consumer packaged goods, retail, broadcast and cable television, telecommunications, music and online media.

Our revenue is highly diversified by business segment, geography and client. In 2007 and the nine months ended September 30, 2008, respectively, 56% and 56% of our revenues were generated from our Consumer Services segment, 33% and 34% from our Media segment and the remaining 11% and 10% from our Business Media segment. We conduct our business activities in more than 100 countries, with 56% and 53% of our revenues generated in the U.S., 10% and 10% in North and South America excluding the U.S., 25% and 27% in Europe, the Middle East and Africa, and the remaining 9% and 10% in Asia Pacific for 2007 and the nine months ended September 30, 2008, respectively.

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

We have now and, after the offering, will continue to have a significant amount of indebtedness. On September 30, 2008, on an adjusted basis to give effect to this offering (but not to the retirement of any of the Sterling Notes), we would have had total indebtedness and other financing arrangements of $8,767 million, of which $300 million would have consisted of the notes, and the balance would have consisted of $761 million accreted value ($1,070 million principal amount at maturity) of the Senior Subordinated Discount Notes, $1,080 million of Existing Senior Notes, $5,400 million under our senior secured credit facilities, $356 million of Parent’s Senior Discount Notes due 2016, $671 million of other Parent indebtedness and $199 million of existing capital lease obligations and other loans and financing arrangements.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, product development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•

expose us to the risk of increased interest rates as certain of our borrowings, including borrowings under our senior secured credit facilities and Parent’s floating rate notes, accrue variable rates of interest;

•	restrict us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	limit our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes;

•	limit our ability to adjust to changing market conditions; and

•	place us at a competitive disadvantage compared to our competitors that have less debt.

In addition, our indentures and our senior secured credit facilities contain financial and other restrictive covenants that will limit our ability to engage in activities that may be in our best interests long-term. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.

We may be unable to adapt to significant technological change which could adversely affect our business.

We operate in businesses that require sophisticated data collection and processing systems and software and other technology. Some of the technologies supporting the industries we serve are changing rapidly. If we are unable to successfully adapt to changing technologies, either through the development and marketing of new products and services or through enhancements to our existing products and services to meet client demand, our business, financial position and results of operations would be adversely affected. There can be no guarantee that we will be able to develop or acquire new techniques for data collection, processing and delivery or that we will be able to do so as quickly or as cost-effectively as our competition.

Moreover, the introduction of new products and services embodying new technologies and the emergence of new industry standards could render existing products and services obsolete. Our continued success will depend on our ability to adapt to changing technologies, manage and process ever-increasing amounts of data and information and improve the performance, features and reliability of our existing products and services in response to changing client and industry demands. We may experience difficulties that could delay or prevent the successful design, development, testing, introduction or marketing of our products and services. New products and services, or enhancements to existing products and services, may not adequately meet the requirements of current and prospective clients or achieve any degree of significant market acceptance.

The increased use of radio frequency identification (“RFID”) technology may make it more difficult for our household panelists to transmit purchase data to us and may increase our costs of processing retail data, as our data processing systems are not configured to process RFID codes or handle the volume of data RFID codes would generate.

Traditional methods of television viewing are changing as a result of fragmentation of channels and digital and other new television technologies, such as video-on-demand, digital video recorders and internet viewing. This may have an adverse effect on the rates that our clients are willing to pay for network television commercials and consequently on the amounts they are willing to pay for our services. If we are unable to successfully adapt our media measurement systems to new viewing habits, our business, financial position and results of operations could be adversely affected.

There is a general industry trend toward online adoption of traditional print media in the business-to-business information field. Many of the publications produced by our Business Media segment are print publications. If we are unable to successfully adapt our Business Information products to an online media format, our business, financial position and results of operations could be adversely affected.

Consolidation in the consumer packaged goods, media, entertainment and technology industries could put pressure on the pricing of our information products and services, thereby leading to decreased earnings.

Consolidation in the consumer packaged goods, media, entertainment and technology industries could reduce aggregate demand for our products and services in the future and could limit the amounts we earn for our products and services. When companies merge, the products and services they previously purchased separately are often purchased by the combined entity in the aggregate in a lesser quantity than before, leading to volume compression and loss of revenue.

While we attempt to mitigate the revenue impact of any consolidation by expanding our range of products and services, there can be no assurance as to the degree to which we will be able to do so as industry consolidation continues, which could adversely affect our business, financial position and operating results.

Client procurement strategies could put additional pressure on the pricing of our information products and services, thereby leading to decreased earnings.

Certain of our clients may continue to seek further price concessions from us. This puts pressure on the pricing of our information products and services, which could limit the amounts we earn. While we attempt to mitigate the revenue impact of any pricing pressure through effective negotiations and by providing services to individual businesses within particular groups, there can be no assurance as to the degree to which we will be able to do so, which could adversely affect our business, financial position and operating results.

An economic downturn generally, and in the consumer packaged goods, media, entertainment or technology industries in particular, could adversely impact our revenue.

We expect that revenues generated from our marketing information and television audience measurement services and related software and consulting services will continue to represent a substantial portion of our overall revenue for the foreseeable future. To the extent the businesses we service, especially our clients in the consumer packaged goods, media, entertainment and technology industries, are subject to the financial pressures of, for example, increased costs or reduced demand for their products, the demand for our services, or the prices our clients are willing to pay for those services, may decline.

Clients of our Media segment derive a significant amount of their revenue from the sale or purchase of advertising. During challenging economic times, advertisers may reduce advertising expenditures and advertising agencies and other media may be less likely to purchase our media information services.

Our Business Media segment derives a significant amount of its revenues from the sale of business-to-business publications and reductions by our clients in the number of their subscriptions to our publications may adversely affect the revenue of our trade publications.

Commencing in 2007 and continuing into 2009, a number of adverse financial developments have impacted the U.S. and global financial markets. These developments include a general slowing of economic growth both in the U.S. and globally, volatility and tightening of liquidity in credit markets. The challenges presented by the current economic environment could reduce consumer confidence and related spending levels and, in turn, reduce the demand for our customers’ products and services, which could adversely affect the ability of some of our customers to meet their obligations to us. Customers may also choose to forego or defer using our services until the economy and their businesses strengthen. The inability of our customers to pay us for our services and/or decisions by current or future customers to forego or defer purchases may adversely impact our business, financial condition, results of operations, profitability and cash flows and may continue to present risks for an extended period of time.

The general economic slowdown may have had some but not a material impact on our third quarter results and a preliminary view of our fourth quarter appears consistent with that outcome. We cannot predict the impact of an economic slowdown on our 2009 financial performance.

The global financial markets have experienced significant deterioration and volatility recently, which has had negative repercussions on the global economy and, as a result, could adversely impact our pension plan liabilities.

General economic conditions and the recent volatility in the securities markets may have an adverse impact on our pension plan liabilities, as the assets funding or supporting these liabilities are invested in securities that are subject to these fluctuations. The recent volatility in the market has resulted in a decline in value of the securities held by our pension plans. While the extent of this decline and the effect of the funded status of the plans has not yet been quantified, such decrease may be material and may materially increase our liability and our potential plan funding obligations in the future.

A portion of the goodwill and other intangible assets on our balance sheet may be impaired in the quarter ended December 31, 2008.

We are in the process of performing our annual impairment testing of goodwill and evaluating the potential impairment of other intangible assets. Though the impairment testing is not yet completed, management believes that a portion of the goodwill and other intangible assets on our balance sheet may be impaired in the quarter ended December 31, 2008. Based on our good faith estimate, the impairment charges approximate $300 million, primarily impacting our Business Media reporting unit. None of these impairment charges are expected to result in cash expenditures. This amount is subject to change upon completion of our impairment testing and any such change could be material.

The success of our business depends on our ability to recruit sample participants to participate in our research samples.

Our business uses scanners and diaries to gather consumer data from sample households as well as Set Meters, People Meters, Active/Passive Meters and diaries to gather television audience measurement data from sample households. It is increasingly difficult and costly to obtain consent from households to participate in the surveys. In addition, it is increasingly difficult and costly to ensure that the selected sample of households mirrors the behaviors and characteristics of the entire population and covers all of the demographic segments our clients’ request. Additionally, as consumers adopt modes of telecommunication other than traditional telephone service, such as mobile, cable and internet calling, it may become more difficult for our businesses to reach and recruit participants for consumer purchasing and audience measurement services. If we are unsuccessful in our efforts to recruit appropriate participants and maintain adequate participation levels, our clients may lose confidence in our ratings services and we could lose the support of the relevant industry groups. If this were to happen, our consumer purchasing and audience measurement businesses may be materially and adversely affected.

Data protection laws may restrict our activities and increase our costs.

Data protection laws affect our collection, use, storage and transfer of personally identifiable information both abroad and in the U.S. Compliance with these laws may require investment or may dictate that we not offer certain types of products and services. Failure to comply with these laws may result in, among other things, civil and criminal liability, negative publicity, data being blocked from use and liability under contractual warranties. In addition, there is an increasing public concern regarding data protection issues, and the number of jurisdictions with data protection laws has been slowly increasing. There is also the possibility that the scope of existing privacy laws may be expanded. For example, several countries including the U.S. have regulations that restrict telemarketing to individuals who request to be included on a do-not-call list. Typically, these regulations target sales activity and do not apply to survey research. If the laws were extended to include survey research, our ability to recruit research participants could be adversely affected. There can be no assurance that these initiatives or future initiatives would not adversely affect our ability to generate or assemble data or to develop or market current or future products or services.

Our success will depend on our ability to protect our intellectual property rights.

The success of our business will depend, in part, on:

•	obtaining patent protection for our technology, products and services;

•	defending our patents, copyrights, trademarks, service marks and other intellectual property;

•	preserving our trade secrets and maintaining the security of our know-how and data; and

•	operating without infringing upon patents and proprietary rights held by third parties.

We rely on a combination of contractual provisions, confidentiality procedures and patent, copyright, trademark, service mark and trade secret laws to protect the proprietary aspects of our brands, technology, data and estimates. These legal measures afford only limited protection, and competitors may gain access to our intellectual property and proprietary information. The patents we own could be challenged, invalidated or circumvented by others and may not be of sufficient scope or strength to provide us with any meaningful protection or commercial advantage. Our trade secrets, data and know how could be subject to unauthorized use, misappropriation, or disclosure, despite having required our employees, consultants, clients, and collaborators to enter into confidentiality agreements. Our trademarks could be challenged, forcing us to rebrand our products or services, resulting in loss of brand recognition and requiring us to devote resources to advertising and marketing new brands. Furthermore, litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of our proprietary rights.

There can be no assurance that the intellectual property laws and other statutory and contractual arrangements we currently depend upon will provide sufficient protection in the future to prevent the infringement, use or misappropriation of our trademarks, patents, data, technology and other products and services. In addition, the growing need for global data, along with increased competition and technological advances, puts increasing pressure on us to share our intellectual property for client applications. Any future litigation, regardless of outcome, could result in substantial expense and diversion of resources with no assurance of success and could adversely affect our business, results of operation and financial condition.

If third parties claim that we infringe upon their intellectual property rights, our operating profits could be adversely affected.

We face the risk of claims that we have infringed third parties’ intellectual property rights. Any claims of intellectual property infringement, even those without merit, could:

•	be expensive and time consuming to defend;

•	cause us to cease providing our products and services that incorporate the challenged intellectual property;

•	require us to redesign or rebrand our products or services; if feasible;

•	divert management’s attention and resources; or

•	require us to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property.

Any royalty or licensing agreements, if required, may not be available to us on acceptable terms or at all. A successful claim of infringement against us could result in our being required to pay significant damages, enter into costly license or royalty agreements, or stop the sale of certain products or services, any of which could have a negative impact on our operating profits and harm our future prospects and financial condition.

We generate revenues throughout the world which are subject to exchange rate fluctuations and our revenue and net income may suffer due to currency translations.

Our U.S. operations earn revenue and incur expenses primarily in U.S. Dollars, while our European operations earn revenue and incur expenses primarily in Euros. Outside the U.S. and the European Union, we generate revenue and expenses predominantly in local currencies. Because of fluctuations (including possible devaluations) in currency exchange rates or the imposition of limitations on conversion of foreign currencies into U.S. Dollars, we are subject to currency translation exposure on the profits of our operations, in addition to economic exposure. This risk could have a material adverse effect on our business, results of operations and financial condition.

The recent depreciation of the Euro against the U.S. Dollar has had a negative impact on our profits from our European operations where we have significant earnings in Euros.

Our international operations are exposed to risks which could impede growth in the future.

We continue to explore opportunities in major international markets around the world. Our recent progress in rapidly developing markets such as China, Russia, India and Brazil illustrates our success with this strategy. We believe there is demand internationally for quality consumer packaged goods retail information from global retailers and audience information from global advertisers. However, international business is exposed to various additional risks, which could adversely affect our business, including:

•	costs of customizing services for clients outside of the U.S.;

•	reduced protection for intellectual property rights in some countries;

•	the burdens of complying with a wide variety of foreign laws;

•	difficulties in managing international operations;

•	longer sales and payment cycles;

•	exposure to foreign currency exchange rate fluctuation;

•	exposure to local economic conditions; and

•	exposure to local political conditions, including the risks of an outbreak of war, the escalation of hostilities, acts of terrorism and seizure of assets by a foreign government.

In countries where there has not been a historical practice of using consumer packaged goods retail information or audience measurement information in the buying and selling of advertising time, it may be difficult for us to maintain subscribers.

Criticism of our audience measurement service by various industry groups and market segments could adversely affect our business.

Due to the high-profile nature of our services in the media, internet and entertainment information industries, we could become the target of criticism by various industry groups and market segments. We strive to be fair, transparent and impartial in the production of audience measurement services and the quality of our U.S. ratings services are voluntarily reviewed and accredited by the Media Rating Council, a voluntary trade organization, whose members include many of our key client constituencies. However, criticism of our business by special interests, and by clients with competing and often conflicting demands on the measurement service, could result in government regulation. While we believe that government regulation is unnecessary, no assurance can be given that legislation will not be enacted in the future that would subject our business to regulation, which could adversely affect our business.

A relatively small number of clients contribute a significant percentage of our total revenues.

A relatively small number of clients contribute a significant percentage of our total revenues. In 2007, our top ten clients accounted for approximately 22% of our total revenues. We cannot assure you that any of our clients will continue to use our services to the same extent, or at all, in the future. A loss of one or more of our largest clients, if not replaced by a new client or an increase in business from existing clients, would adversely affect our prospects, business, financial condition and results of operations.

We rely on third parties to provide certain data and services in connection with the provision of our current services.

We rely on third parties to provide certain data and services for use in connection with the provision of our current services. For example, our Consumer Services segment enters into agreements with third parties (primarily retailers of fast-moving consumer goods) to obtain the raw data on retail product sales it processes and edits and from which it creates products and services. These suppliers of data may increase restrictions on our use of such data, fail to adhere to our quality control standards, increase the price they charge us for this data or refuse altogether to license the data to us. In addition, we may need to enter into agreements with third parties to assist with the marketing, technical and financial aspects of expanding our services for other types of media. In the event we are unable to use such third party data and services or if we are unable to enter into agreements with third parties, when necessary, our business and/or our potential growth could be adversely affected. In the event that such data and services are unavailable for our use or the cost of acquiring such data and services increases, our business could be adversely affected.

We rely on a third party for the performance of a portion of our worldwide information technology and operations functions, various services and assistance in certain integration projects. A failure to provide these functions, services or assistance in a satisfactory manner could have an adverse affect on our business.

We are dependant upon TCS for the performance of a portion of our information technology and operations functions worldwide, the provision of a broad suite of information technology and business process services, including general and process consulting, product engineering, program management, application development and maintenance, coding, data management, finance and accounting services and human resource services, as well as assistance in integrating and centralizing multiple systems, technologies and processes on a global scale. The success of our business depends in part on maintaining our relationships with TCS, and their continuing ability to perform these functions and services in a timely and satisfactory manner. If we experience a loss or disruption in the provision of any of these functions or services or they are not performed in a satisfactory manner, we may have difficulty in finding alternate providers on terms favorable to us, or at all, and our business could be adversely affected.

Long term disruptions in the mail, telecommunication infrastructure and/or air service could adversely affect our business.

Our business is dependent on the use of the mail, telecommunication infrastructure and air service. Long term disruptions in one or more of these services, which could be caused by events such as natural disasters, the outbreak of war, the escalation of hostilities, and/or acts of terrorism could adversely affect our business, financial position and operating results.

Hardware and software failures, delays in the operation of our computer and communications systems or the failure to implement system enhancements may harm our business.

Our success depends on the efficient and uninterrupted operation of our computer and communications systems. A failure of our network or data gathering procedures could impede the processing of data, delivery of databases and services, client orders and day-to-day management of our business and could result in the corruption or loss of data. While many of our businesses have appropriate disaster recovery plans in place, we currently do not have full backup facilities everywhere in the world to provide redundant network capacity in the event of a system failure. Despite any precautions we may take, damage from fire, floods, hurricanes, power loss, telecommunications failures, computer viruses, break-ins and similar events at our various computer facilities could result in interruptions in the flow of data to our servers and from our servers to our clients. In addition, any failure by our computer environment to provide our required data communications capacity could result in interruptions in our service. In the event of a delay in the delivery of data, we could be required to transfer our data collection operations to an alternative provider of server hosting services. Such a transfer could result in significant delays in our ability to deliver our products and services to our clients and could be costly to implement. Additionally, significant delays in the planned delivery of system enhancements and improvements, or inadequate performance of the systems once they are completed, could damage our reputation and harm our business. Finally, long-term disruptions in infrastructure caused by events such as natural disasters, the outbreak of war, the escalation of hostilities, and acts of terrorism (particularly involving cities in which we have offices) could adversely affect our businesses. Although we carry property and business interruption insurance, our coverage may not be adequate to compensate us for all losses that may occur.

Our services involve the storage and transmission of proprietary information. If our security measures are breached and unauthorized access is obtained, our services may be perceived as not being secure and panelists and survey respondents may hold us liable for disclosure of personal data, and clients and venture partners may hold us liable or reduce their use of our services.

We store and transmit large volumes of proprietary information and data that contains personally identifiable information about individuals. Security breaches could expose us to a risk of loss of this information, litigation and possible liability and our reputation could be damaged. For example, hackers or individuals who attempt to breach our network security could, if successful, misappropriate proprietary information or cause interruptions in our services. If we experience any breaches of our network security or sabotage, we might be required to expend significant capital and resources to protect against or to alleviate problems. We may not be able to remedy any problems caused by hackers or saboteurs in a timely manner, or at all. Techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until launched against a target, therefore we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, the perception of the effectiveness of our security measures could be harmed and we could lose current and potential clients.

If we are unable to attract, retain and motivate employees, we may not be able to compete effectively and will not be able to expand our business.

Our success and ability to grow are dependent, in part, on our ability to hire, retain and motivate sufficient numbers of talented people, with the increasingly diverse skills needed to serve clients and expand our business, in many locations around the world. Competition for highly qualified, specialized technical and managerial, and particularly consulting personnel, is intense. Recruiting, training and retention costs and benefits place significant demands on our resources. The inability to attract qualified employees in sufficient numbers to meet particular demands or the loss of a significant number of our employees could have an adverse effect on us, including our ability to obtain and successfully complete important client engagements and thus maintain or increase our revenues.

Our internal controls over financial reporting may not be effective and we and our independent auditors may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

Section 404 of the Sarbanes Oxley Act of 2002 and rules and regulations of the SEC thereunder require that companies who are required to file reports under section 13(a) or 15(d) of the Securities Exchange Act 1934 evaluate their internal controls over financial reporting in order to allow management to report on, and their independent auditors to attest to, their internal controls over financial reporting. Prior to December 31, 2008, we were not required to comply with Section 404, and our independent auditors will not be required to certify as to the effectiveness of our internal controls over financial reporting until December 31, 2009. If it is determined that we have been unable to implement the requirements of Section 404 with adequate compliance, we and our independent auditors may not be able to certify as to the effectiveness of our internal controls over financial reporting and we may be subject to sanctions or investigation by regulatory authorities, such as the SEC. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, we may be required to incur costs to improve our internal control system and the hiring of additional personnel. Any such action could negatively affect our results of operations.

Changes in tax laws or their application or the loss of Dutch tax residence may adversely affect our reported results.

We operate in more than 100 countries worldwide and our earnings are subject to taxation in many differing jurisdictions and at differing rates. We seek to organize our affairs in a tax efficient manner, taking account of the jurisdictions in which we operate. We are treated as a Netherlands tax resident for Dutch tax purposes. Tax laws that apply to our business may be amended by the relevant authorities, for example as a result of changes in fiscal circumstances or priorities. In addition, we may lose our status as a Dutch tax resident. Such amendments or their application to our business or loss of tax residence, may significantly adversely affect our reported results.

We are controlled by a group of private equity firms, whose interests may not be aligned with ours or yours.

AlpInvest Partners, The Blackstone Group, The Carlyle Group, Hellman & Friedman, Kohlberg Kravis Roberts & Co. and Thomas H. Lee Partners (collectively the “Sponsors”) have the power to control our affairs and policies. The Sponsors also control the election of the supervisory board, the appointment of management, the entering into of mergers, sales of substantially all of our assets and other extraordinary transactions. Ten of our thirteen supervisory board members are affiliated with the Sponsors. The members elected by the Sponsors have the authority, subject to the terms of our debt, to issue additional shares, implement share repurchase programs, declare dividends, pay advisory fees and make other decisions, and they may have an interest in our doing so. The interests of the Sponsors could conflict with your interests in material respects. Furthermore, the Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us, as well as businesses that represent major clients of our businesses. The Sponsors may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. So long as the Sponsors continue to own a significant amount of our outstanding ordinary shares, they will continue to be able to strongly influence or effectively control our decisions.

We are subject to significant competition.

We are faced with a number of competitors in the markets in which we operate. Our competitors in each market may have substantially greater financial marketing and other resources than we do and there can be no assurance that they will not in the future engage in aggressive pricing action to compete with us. Although we believe we are currently able to compete effectively in each of the various markets in which we participate, we cannot assure you that we will be able to do so or that we will be capable of maintaining or further increasing our current market share. Our failure to compete successfully in our various markets could adversely affect our business, financial condition, results of operations and cash flow.

The presence of our Global Technology and Information Center in Florida heightens our exposure to hurricanes and tropical storms.

The technological data processing functions for certain of our U.S. operations are concentrated at our Global Technology and Information Center at a single location in Florida. Our geographic concentration in Florida heightens our exposure to a hurricane or tropical storm. These weather events could cause severe damage to our property and technology and could cause major disruption to our operations. Although our Global Technology and Information Center was built in anticipation of a severe weather event and we have insurance coverage, if we were to experience a catastrophic loss, we may exceed our policy limits and/or we may have difficulty obtaining similar insurance coverage in the future. We cannot assure you that a hurricane or tropical storm could not have an adverse impact on our business.

We may be subject to antitrust litigation or government investigation in the future.

In the past, certain of our business practices have been investigated by government antitrust or competition agencies, and we have on several occasions been sued by private parties for alleged violations of the antitrust and competition laws of various jurisdictions. Following some of these actions, we have changed certain of our business practices to reduce the likelihood of future litigation. Each of these material prior legal activities has been resolved. There is a risk based upon the leading position of certain of our business operations that we could, in the future, be the target of investigations by government entities or actions by private parties challenging the legality of our business practices. Also, in markets where the retail trade is concentrated, regulatory authorities may perceive certain of our retail services as potential vehicles for collusive behavior by retailers or manufacturers. There can be no assurance that any such investigation or challenge will not result in an award of money damages, penalties or some form of order that might require a change in the way that we do business, which change could adversely affect our revenue stream and/or profitability.

The use of joint ventures, over which we do not have full control, could prevent us from achieving our objectives.

We have conducted and will continue to conduct a number of business initiatives through joint ventures, some of which are or may be controlled by others and which may prevent us from achieving our objectives. Our joint venture partners might have economic or business objectives that are inconsistent with our objectives. Our joint venture partners could go bankrupt, leaving us liable for their share of joint venture liabilities. Although we generally will seek to maintain sufficient control of any joint venture to permit our objectives to be achieved, we might not be able to take action without the approval of our joint venture partners. Also, our joint venture partners could take appropriate actions binding on the joint venture without our consent. Accordingly, the use of joint ventures could prevent us from achieving their intended objectives. The terms of our joint venture agreements may limit our business opportunities.

Capitalization

The following table sets forth Parent’s cash and cash equivalents and capitalization as of September 30, 2008 both (i) on an actual basis and (ii) on an as-adjusted basis to give effect to this offering and the use of proceeds from this offering (but not to the retirement of any of the Sterling Notes). You should read this table in conjunction with “Use of Proceeds” above and with the consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the 2007 10-K and the third quarter 2008 10-Q and incorporated by reference in this offering memorandum.

	As of September 30, 2008
	Actual	As adjusted
	(in millions)
Cash and cash equivalents(1)	$325	$

Long-term debt and capital lease obligations, including current portion:
Senior secured term loans	$5,205		$5,205
Revolving credit facility(2)	195		195
% Senior Notes due 2014 offered hereby	—		300
10% Senior Notes due 2014(3)	869		869
9% Senior Notes due 2014(4)	211		211
12 1/2% Senior Subordinated Discount Notes due 2016	761		761
11 1/8% Senior Discount Notes due 2016(5)	356		356
Euro and GBP Medium Term Notes(6)	671		671
Other long-term debt	7		7
Capital lease obligations	125		125

Total long-term debt and capital lease obligations, including current portion(7)	8,400		8,700
Total shareholders’ equity	3,857		3,857

Total capitalization	$12,257		$12,557

(1)	Adjusted to include net proceeds from this offering. If we were to use proceeds from this offering to retire Sterling Notes and to pay related obligations, cash and cash equivalents would be reduced by the amount used to retire the Sterling Notes and to pay related obligations.

(2)	Does not include approximately $5 million of outstanding letters of credit. Our revolving credit facility provides for additional availability of $488 million as of September 30, 2008. As of the date of this offering memorandum, we had $295 million of borrowings outstanding, with additional availability of $388 million.

(3)	$870 million face amount.

(4)	Debt is denominated in Euros and has an aggregate outstanding principal amount of €150 million.

(5)	Debt is denominated in Euros and has an aggregate outstanding principal amount at maturity of €343 million.

(6)	Of the debt issued pursuant to our Euro Medium Term Note program, (i) the portion comprised of the Sterling Notes is denominated in British pounds, with an aggregate outstanding principal amount of £250 million, (ii) a portion is denominated in Euros, with an aggregate outstanding principal amount of €130 million, and (iii) a portion is denominated in Japanese yen, with an aggregate outstanding principal amount of ¥4,000 million. We may use proceeds of this offering to retire a portion of the Sterling Notes and to pay related obligations; however, the “as adjusted” amount set forth above does not reflect any such retirement. Because we would be required to pay certain obligations related to the Sterling Notes in connection with any retirement thereof, the amount of any Sterling Notes retired with the net proceeds from this offering would not have a dollar-for-dollar relationship with such net proceeds.

(7)	Excludes short-term debt in the amount of $3 million and bank overdrafts in the amount of $64 million.